UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2013

ASURE SOFTWARE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-20008	74-2415696
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

110 Wild Basin Road, Suite 100, Austin, Texas 78746
(Address of principal executive offices)

512-437-2700
(Registrant’s telephone number, including area code)

N/A
(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On September 19, 2013, we reached an agreement to settle our purchase price post-closing adjustment dispute with PeopleCube Holding B.V. and Meeting Maker Holding B.V., the sellers of the capital stock of Meeting Maker – United States, Inc. (dba PeopleCube) that we purchased in July 2012.  The parties agreed to a post-closing adjustment due to us with accrued interest of $540,415.  The parties agreed to reduce the original $3.0 million deferred purchase payment by the post-closing adjustment amount.  This also had the effect of reducing our long-term debt by a like amount.  The remaining deferred purchase price balance is now $2,459,585.

The parties also agreed to dismiss the litigation and claims in Texas in favor of consolidating the remaining dispute in the Massachusetts state court.   We will continue to seek contractual indemnification for the sellers’ breach of warranties and representations made in the purchase agreement in Massachusetts as a counterclaim to the sellers’ compliant. We continue to believe that the sellers' claims for damages against us are without merit and are continuing to defend against them vigorously.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: September 23, 2013                                                              By:        /s/ JENNIFER CROW
Jennifer Crow
Chief Financial Officer